Exhibit 10.1

CERIDIAN HCM HOLDING INC.

2018 Equity Incentive Plan

Restricted Stock Unit Award Agreement

Participant Name:

Participant ID No.:

(if applicable)

Grant Date:

Number of Restricted Stock Units:

This Restricted Stock Unit Award Agreement (this “Agreement”) is made by and between Ceridian HCM Holding Inc., a Delaware corporation (the “Company”), and the above-named participant (the “Participant”), effective as of the above-designated grant date (the “Grant Date”).

RECITALS

WHEREAS, the Company has adopted the Ceridian HCM Holding Inc. 2018 Equity Incentive Plan (as the same may be amended from time to time, the “Plan”), which Plan is incorporated herein by reference and made a part of this Agreement, and capitalized terms not otherwise defined in this Agreement shall have the meanings ascribed to those terms in the Plan; and

WHEREAS, the Committee has authorized and approved the grant of an Award to the Participant that will provide the Participant the opportunity to acquire shares of Common Stock (“Shares”) upon the settlement of stock units on the terms and conditions set forth in the Plan and this Agreement (“Restricted Stock Units”).

NOW THEREFORE, in consideration of the premises and mutual covenants set forth in this Agreement, the parties agree as follows:

1.

Grant of Restricted Stock Unit Award. The Company hereby grants to the Participant the above-designated number of Restricted Stock Units, on the terms and conditions set forth in the Plan and this Agreement, subject to adjustment as set forth in the Plan.

2.	Vesting and Forfeiture of Restricted Stock Units. Subject to the terms and conditions set forth in the Plan and this Agreement, the Restricted Stock Units shall vest as follows:

(a)

General. Except as otherwise provided in Section 2(b), one-third (1/3rd) of the Restricted Stock Units shall vest on each of the first three (3) anniversaries of the Date of Grant, subject to the Participant’s continued Service through the applicable vesting date.

(b)	Accelerated Vesting. The Restricted Stock Units shall fully vest upon a Change of Control or upon the death of the Participant, subject to the Participant’s continued Service through such date.
(c)

Termination of Service. All unvested Restricted Stock Units shall be forfeited upon the Participant’s termination of Service with the Company or its Subsidiaries for any reason. Without limiting the generality of the foregoing, the Shares (and any resulting proceeds) will continue to be subject to Section 12.2 (Termination for Cause) and 12.3 (Right of Recapture) of the Plan.

3.

Settlement. The Company shall deliver to the Participant within forty-five (45) days following the vesting date of the Restricted Stock Units a number of Shares equal to the aggregate number of Restricted Stock Units that vest as of such date. No fractional Shares shall be delivered; the Company shall pay cash in respect of any fractional Shares. The Company may deliver such shares either through book entry accounts held by, or in the name of, the Participant or cause to be issued a certificate or certificates representing the number of Shares to be issued in respect of the Restricted Stock Units, registered in the name of the Participant.  Notwithstanding the foregoing, the Restricted Stock Units may be settled in the form of: (a) cash, to the extent settlement in Shares (i) is prohibited under applicable laws, (ii) would require the Participant, the Company or the Subsidiary that employs the Participant (the "Employer") to obtain the approval of any governmental and/or regulatory body in the Participant's country of residence (and country of employment, if different), or (iii) is administratively burdensome; or (b) Shares, but the Company may require the Participant to immediately sell such Shares if necessary to comply with applicable laws (in which case, the Participant hereby expressly authorizes the Company to issue sales instructions in relation to such Shares on the Participant's behalf).

4.	Responsibility for Taxes.

(a)

Regardless of any action the Company or the Employer takes with respect to any or all income tax, social insurance, payroll tax, fringe benefit, payment on account or other tax-related items related to the Participant’s participation in the Plan and legally applicable to the Participant or deemed by the Company or the Employer to be an appropriate charge to the Participant even if technically due by the Company or the Employer (the “Tax-Related Items”), the Participant acknowledges and agrees that the ultimate liability for all Tax-Related Items is and remains the Participant’s responsibility and may exceed the amount actually withheld by the Company or the Employer, if any. The Participant further acknowledges and agrees that the Company and/or the Employer:

(i)

make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Participant’s participation in the Plan, including, but not limited to, the grant of Restricted Stock Units, the vesting of Restricted Stock Units, the subsequent sale of Shares purchased under the Plan and the receipt of any dividends;

(ii)

do not commit to and are under no obligation to structure the terms of the Restricted Stock Units to reduce or eliminate the Participant’s liability for Tax-Related Items or achieve any particular tax result; and

(iii)

if the Participant has become subject to tax in more than one jurisdiction between the date the Restricted Stock Units are granted and the date of any relevant taxable or tax withholding event, the Participant acknowledges that the Company and/or the Employer may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

(b)

Prior to the relevant taxable or taxable withholding event, as applicable, the Participant agrees to pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items required to be withheld. In this regard, the Participant authorizes the Company and/or the Employer, or their respective agents, at their discretion, to satisfy the obligations with regard to all Tax-Related Items required to be withheld by one or a combination of the following:

(i)	withholding from the Participant’s wages or other cash compensation paid to the Participant by the Company or the Employer;
(ii)

withholding from the proceeds from the sale of Shares acquired upon vesting, either through a voluntary sale or through a mandatory sale arranged by the Company (on the Participant’s behalf pursuant to this authorization) including pursuant to a broker-assisted settlement;

(iii)	having the Company withhold Shares that the Participant otherwise would have received upon vesting of the Restricted Stock Units; or
(iv)	any other arrangement satisfactory to the Company or the Employer regarding payment of such Tax-Related Items.

Depending on the withholding method, the Company or the Employer may withhold or account for Tax-Related Items by considering applicable statutory withholding rates (as determined by the Company or the Employer in good faith and in its sole discretion) or other applicable withholding rates.

(c)

Finally, the Participant agrees to pay to the Company or the Employer any number of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of the Participant’s participation in the Plan that cannot be satisfied by the means previously described. The Company or the Employer may refuse to honor the vesting of the Restricted Stock Units, or refuse to deliver the Shares or the proceeds of the sale of Shares, if the Participant fails to comply with his or her obligations in connection with the Tax-Related Items.

5.

Adjustment of Shares. If there shall occur any change with respect to the outstanding shares of Common Stock as provided by Section 4.5 of the Plan, the Restricted Stock Units may be adjusted accordingly.

6.

Compliance with Laws. If the Participant is resident or employed outside of the United States, as a condition of participation, the Participant agrees to repatriate all payments attributable to the Shares or cash acquired under the Plan (including, but not limited to, dividends and any proceeds derived from the sale of Shares acquired under the Plan) in accordance with local foreign exchange rules and regulations in the Participant’s country of residence (and country of employment, if different). In addition, the Participant agrees to take any and all actions, and consents to any and all actions taken by the Company and the Employer, as may be required to allow the Company and the Employer to comply with local laws, rules and regulations in the Participant’s country of residence (and country of employment, if different). Finally, the Participant agrees to take any and all actions as may be required to comply with the Participant’s personal legal and tax obligations under local laws, rules and regulations in his or her country of residence (and country of employment, if different).

7.

Private Placement.  If the Participant is resident or employed outside of the United States, the Restricted Stock Units are not intended to be a public offering of securities in the Participant’s country of residence (or country of employment, if different). The Company has not submitted a registration statement, prospectus or other filing with the local securities authorities (unless otherwise required under local law), and the Restricted Stock Units are not subject to the supervision of local securities authorities.

8.

No Advice Regarding Participation. No employee of the Company or its Subsidiaries is permitted to advise the Participant regarding his or her participation in the Plan. The Participant should consult with his or her own qualified personal tax, legal and financial advisors before taking any action related to the Plan.

9.

Insider Trading and Market Abuse Laws: By participating in the Plan, the Participant agrees to comply with the Company’s policy on insider trading (to the extent that it is applicable to the Participant). The Participant acknowledges that, depending on the Participant or the Participant’s broker’s country of residence or where the Shares are listed, the Participant may be subject to insider trading restrictions and/or market abuse laws that may affect the Participant’s ability to accept, acquire, sell or otherwise dispose of Shares, rights to Shares or rights linked to the value of Shares during such times the Participant is considered to have “inside information” regarding the Company as defined in the laws or regulations in the Participant’s country of residence (and country of employment, if different). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders the Participant placed before he or she possessed inside information. Furthermore, the Participant could be prohibited from (a) disclosing the inside information to any third party (other than on a “need to know” basis), and (b) “tipping” third parties or causing them otherwise to buy or sell securities. Third parties include fellow employees. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under the Company insider trading policy. The Participant acknowledges that it is the Participant’s responsibility to comply with any restrictions and the Participant should speak to his or her personal advisor on this matter.

10.

Imposition of Other Requirements:  The Company reserves the right to impose other requirements on the Restricted Stock Units, any Shares acquired pursuant to the Restricted Stock Units and the Participant’s participation in the Plan to the extent the Company determines, in its sole discretion, that such other requirements are necessary or advisable for legal or administrative reasons. Such requirements may include (but are not limited to) requiring the Participant to sign any agreements or undertakings that may be necessary to accomplish the foregoing.

11.

Data Privacy. The Participant hereby explicitly and unambiguously consents to the collection, use, processing and transfer, in electronic or other form, of the Participant’s personal data as described in this document by and among, as applicable, the Company and its Subsidiaries and Affiliates for the exclusive purpose of implementing, administering and managing his or her participation in the Plan.

The Participant understands that the Company and the Employer hold certain personal information about the Participant, including, but not limited to, the Participant’s name, home address and telephone number, email address, date of birth, family size, marital status, sex, beneficiary information, emergency contacts, passport/visa information, age, language skills, driver’s license information, nationality, C.V. (or resume), wage history, employment references, social insurance number, resident registration number or other identification number, salary, job title, employment or severance contract, current wage and benefit information, personal bank account number, tax-related information, plan or benefit enrollment forms and elections, award or benefit statements, any Shares or directorships in the Company, details of all awards or any other entitlements to Shares awarded, canceled, purchased, vested, unvested or outstanding for purpose of managing and administering the Plan (“Data”).

The Participant understands that Data may be transferred to Morgan Stanley Smith Barney (or any successor Plan Broker) and any third parties assisting in the implementation, administration and management of the Plan including, but not limited to, the Subsidiaries or Affiliates of the Company. These third-party recipients may be located in the Participant’s country of residence (and country of employment, if different) or elsewhere, and the recipient’s country may have different data privacy laws and protections than the Participant’s country. The Participant understands that the Participant may request a list with the names and addresses of any potential recipients of the Data by contacting the Company's People and Culture Organization.

The Participant authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Participant’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Participant may elect to deposit any Shares acquired. The Participant understands that Data only will be held as long as is necessary to implement, administer and manage the Participant’s participation in the Plan.

The Participant understands that the Participant may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Company's human resources department. If the Participant does not consent, or if the Participant later seeks to revoke his or her consent, the Participant’s service status and career will not be affected; the only consequence of refusing or withdrawing the Participant’s consent is that the Company would not be able to grant the Participant purchase rights or administer or maintain such purchase rights. Therefore, the Participant understands that refusing or withdrawing his or her consent may affect the Participant’s ability to participate in the Plan. For more information on the consequences of the Participant’s refusal to consent or withdrawal of consent, the Participant understands that the Participant may contact the Company's People and Culture Organization.

Finally, upon request of the Company or the Employer, the Participant agrees to provide an executed data privacy consent form (or any other agreements or consents that may be required by the Company and/or the Employer) that the Company and/or the Employer may deem necessary to obtain from the Participant for the purpose of administering the Participant’s participation in the Plan in compliance with the data privacy laws in the Participant’s country of residence (and country of employment, if different), either now or in the future. The Participant understands and agrees that he or she will be unable to participate in the Plan if the Participant fails to provide any such consent or agreement requested by the Company and/or the Employer.

12.	Nature of the Benefit. The Participant understands and agrees that:

(a)	the Plan is established voluntarily by the Company, it is discretionary in nature and may be amended, modified, suspended or terminated by the Company at any time as provided in the Plan;

(b)

the grant of Restricted Stock Units is voluntary and occasional and does not create any contractual or other right to receive future grants of Restricted Stock Units, or benefits in lieu of Restricted Stock Units, even if Restricted Stock Units have been granted repeatedly in the past;

(c)

all decisions with respect to future grants, if any, including, but not limited to, the times when the Restricted Stock Units shall be granted and the vesting period will be at the sole discretion of the Company;

(d)

the grant of Restricted Stock Units and the Participant’s participation in the Plan shall not create a right to further employment with the Employer, shall not be interpreted as forming an employment or Service contract with the Company and shall not interfere with the ability of the Employer to terminate the Participant’s employment relationship at any time (as otherwise may be permitted under local law);

(e)	the Participant’s participation in the Plan is voluntary;

(f)	the Restricted Stock Units and any underlying Shares are not intended to replace any pension rights or compensation;

(g)

the grant of Restricted Stock Units and the underlying Shares are an extraordinary item of compensation outside the scope of the Participant’s employment (and employment contract, if any) with the Employer and is not part of normal or expected compensation for any purpose, including, without limitation, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;

(h)	the future value of the underlying Shares is unknown, indeterminable and cannot be predicted with certainty;

(i)	the grant of Restricted Stock Units will not be interpreted to form an employment contract with the Employer;

(j)

the Company and the Employer are not liable for any exchange rate fluctuation between the Participant’s local currency and the United States Dollar that may affect the value of the Shares or any amounts due pursuant to settlement or the subsequent sale of any Shares; and

(k)

no claim or entitlement to compensation or damages shall arise from forfeiture of the Restricted Stock Units under the Plan resulting from termination of the Participant’s employment by the Employer (for any reason and whether or not in breach of local labor laws and whether or not later found to be invalid).

13.

Country Addendum; Interpretation of Terms; General.  The term “Country Addendum” means any document prepared by the Company and which refers to this Agreement and contains additional Restricted Stock Unit terms to address matters pertaining to the Participant’s then current country of residence (and country of employment, if different). If the Participant relocates to one of the countries included in the Country Addendum, the special terms and conditions for such country will apply to the Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons (or the Company may establish alternative terms as may be necessary or advisable to accommodate the Participant’s transfer). The Country Addendum constitutes part of this Agreement. The Committee shall interpret the terms of the Restricted Stock Units, this Agreement, the Plan and any Country Addendum, and all determinations by the Committee shall be final and binding.  The Company may, without the Participant’s consent, assign all of their respective rights and obligations under the Restricted Stock Unit to their respective successors and assigns.  Following an assignment to the successor of the Company, as applicable, all references herein to the Board of Directors and Committee shall be references to the board of directors and committee, as applicable, of the successor of the Company.  This Agreement, the Plan and any Country Addendum contain the complete agreement between the Company and the Participant concerning the Restricted Stock Units, are governed by the laws of the State of Delaware (or the laws stated an applicable Country Addendum), and may be amended only in writing, signed by an authorized officer of the Company.  The Participant will take all actions reasonably requested by the Company to enable the administration of the Restricted Stock Units and Plan and/or comply with the local laws and regulations of the Participant’s then current country of residence.  No waiver of any breach or condition of this Agreement, the Plan or a Country Addendum shall be deemed to be a waiver of any other or subsequent breach or condition whether of like or different nature.

14.

Compensation Recoupment Policy.  The Restricted Stock Units and any Shares issued thereunder shall be subject to any compensation recoupment policy of the Company that is applicable by its terms to the Participant and to awards of this type.  For purposes of the foregoing, the Participant expressly and explicitly authorizes the Company to issue instructions, on the Participant's behalf, to any brokerage firm and/or third-party administrator engaged by the Company to hold Shares and other amounts acquired under the Plan to re-convey, transfer or otherwise return such Shares and/or other amounts to the Company.

15.

Additional Covenants. To the extent enforceable by applicable law, and in consideration of the receipt of the Restricted Stock Units granted by this Agreement, the Participant by signing below covenants and agrees to the covenants set out in Exhibit A hereto.

16.	Miscellaneous Provisions

(a)

Rights of a Shareholder of the Company. Prior to settlement of the Restricted Stock Units in Shares, neither the Participant nor the Participant’s representative will have any rights as a shareholder of the Company with respect to any Shares underlying the Restricted Stock Units. To the extent the Company pays any regular cash dividends to its shareholders, dividend equivalent rights with respect to the Shares will be accumulated and will be satisfied in additional Restricted Stock Units that are subject to the same terms and conditions of the applicable Restricted Stock Units.

(b)

Entire Agreement. This Agreement and the Plan constitute the entire agreement between the parties hereto with regard to the subject matter of this Agreement.  This Agreement and the Plan supersede any other agreements, representations or understandings (whether oral or written and whether express or implied) that relate to the subject matter of this Agreement.

(c)

Official Language.  The official language of this Agreement, the Plan and any Country Addendum is English.  Documents or notices not originally written in English shall have no effect until they have been translated into English, and the English translation shall then be the prevailing form of such documents or notices.  Any notices or other documents required to be delivered to Ceridian under this Agreement, shall be translated into English, at the Participant’s expense, and provided promptly to the Company in English. The Company may also request an untranslated copy of such documents.

(d)

Successors and Assigns. The provisions of this Agreement will inure to the benefit of, and be binding upon, the Company and its successors and assigns and upon the Participant, the Participant’s executor, personal representative(s), distributees, administrator, permitted transferees, permitted assignees, beneficiaries, and legatee(s), as applicable, whether or not any such person will have become a party to this Agreement and have agreed in writing to be joined herein and be bound by the terms hereof.

(e)

Severability. The provisions of this Agreement are severable, and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, then the remaining provisions will nevertheless be binding and enforceable.

(f)	Amendment. Except as otherwise provided in the Plan, this Agreement will not be amended unless the amendment is agreed to in writing by both the Participant and the Company.

(g)

Signature in Counterparts. This Agreement may be signed in counterparts, manually or electronically, each of which will be an original, with the same effect as if the signatures to each were upon the same instrument.

(h)

Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to any Awards granted under the Plan by electronic means or to request the Participant’s consent to participate in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and to agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

(i)

Acceptance. The Participant hereby acknowledges receipt of a copy of the Plan and this Agreement. The Participant has read and understands the terms and provisions of the Plan and this Agreement, and accepts the Restricted Stock Units subject to all of the terms and conditions of the Plan and this Agreement. In the event of a conflict between any term or provision contained in this Agreement and a term or provision of the Plan, the applicable term and provision of the Plan will govern and prevail.

IN WITNESS WHEREOF, the Company and the Participant have executed this Restricted Stock Unit Award Agreement as of the dates set forth below.

PARTICIPANTCERIDIAN HCM HOLDING INC.

By: ___________________________________   Date: ____________________By: __________________________________ Date: ___________________

Printed Name: _____________________________________Printed Name:  _______________________________________

CERIDIAN HCM HOLDING INC.

2018 Equity Incentive Plan

Restricted Stock Unit Award Agreement

COUNTRY ADDENDUM

This Country Addendum to the Agreement includes additional terms and conditions that govern the Restricted Stock Units (“RSUs”) and the Participant’s participation in the Plan if the Participant resides and/or works outside of the United States. If the Participant transfers to another country reflected in this Country Addendum, the additional terms and conditions for such country (if any) will apply to the Participant to the extent the Company determines, in its sole discretion, that the application of such terms and conditions is necessary or advisable for legal or administrative reasons (or the Company may establish alternative terms as may be necessary or advisable to accommodate the Participant’s transfer). Capitalized terms not defined in this Country Addendum but defined in the Agreement or the Plan shall have the same meaning as in the Agreement or the Plan.

AUSTRALIA

1.

Breach of Law. Notwithstanding anything to the contrary in the Agreement or the Plan, the Participant will not be entitled to, and shall not claim any benefit (including without limitation a legal right) under the Plan if the provision of such benefit would give rise to a breach of Part 2D.2 of the Corporations Act 2001 (Cth) (or any successor provision), any other provision of that Act, or any other applicable statute, rule or regulation which limits or restricts the giving of such benefits.

2.	Tax Information. The Plan is a plan to which Subdivision 83A-C of the Income Tax Assessment Act 1997 (Cth) applies (subject to conditions in the Act).

CANADA

1.

Securities Law Information. The Participant is permitted to sell Shares acquired through the Plan through the designated broker appointed under the Plan, if any, provided that the resale of such Shares takes place outside of Canada through the facilities of a stock exchange on which the Shares are listed.

2.

Termination Date.  Notwithstanding any provisions in the Agreement or the Plan to the contrary, the effective date of the Participant’s termination of Service for purposes of the Restricted Stock Units shall be the last day of any statutory notice of termination period required under applicable law.

If the Participant is a resident of Canada for purposes of the Income Tax Act (Canada), or is subject to taxation in Canada in respect of his or her RSUs, the following provisions apply:

3.

Settlement. Notwithstanding any provisions in the Agreement or the Plan to the contrary, prior to the date that is ten years after the applicable Grant Date (the “Expiry Date”), all or any number of vested RSUs held by such Participant may be converted by the Participant to Shares at the option of the Participant after each Vesting Date.  This right may be exercised by delivering an electronically executed notice of conversion (a “Conversion Notice”) in such form, manner and timeframe required by Ceridian.  The Conversion Notice shall state the number of vested RSUs such Participant wishes to convert into Shares.  As soon as practical following receipt of the Conversion Notice, the Company shall issue and deliver to such Participant a number of Shares equal to the aggregate number of RSUs so exercised in settlement thereof.  Any RSUs in respect of which the Participant has not provided a Conversion Notice prior to the Expiry Date will be forfeited and cancelled for no consideration.

4.

Settlement in Shares. Notwithstanding any provisions in the Agreement or the Plan to the contrary, no cash or other property (other than newly issued Shares) shall be issuable or deliverable by the Company upon the settlement of such Participant’s RSUs hereunder.  If the aggregate number of Shares issuable to such Participant upon the conversion of the Participant’s RSUs hereunder would otherwise include a fraction of a Share, such number of Shares shall be rounded down to the nearest whole number of Shares.

If the Participant is a resident of Quebec, the following provision applies:

5.

English Language Consent. The parties acknowledge that it is their express wish that the Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.

Les parties reconnaissent avoir expressément souhaité que la convention, ainsi que tous les documents, avis et procédures judiciarise, exécutés, donnés ou intentés en vertu de, ou lié, directement ou indirectement à la présente convention, soient rédigés en langue anglaise.

MAURITIUS

No country-specific provisions.

UNITED KINGDOM

1.	Responsibility for Taxes. The following provision supplements Section 4 of the Agreement:

The Participant agrees to be liable for any Tax-Related Items and hereby covenants to pay any such Tax-Related Items, as and when requested by Ceridian or the Employer or by Her Majesty’s Revenue & Customs (“HMRC”) (or any other tax authority or any other relevant authority). The Participant also agrees to indemnify and keep indemnified the Company and the Employer against any Tax-Related Items that they are required to pay or withhold or have paid or will pay to HMRC (or any other tax authority or any other relevant authority) on the Participant’s behalf.

Notwithstanding the foregoing, if the Participant is a director or executive officer (within the meaning of Section 13(k) of the Exchange Act), the terms of the immediately foregoing provision may not apply.  In such case, the Participant understands that the Participant may not be able to indemnify the Company for the amount of any income tax not collected from or paid by the Participant and, therefore, any such income tax not so collected from or paid by the Participant within 90 days after the end of the U.K. tax year in which the event giving rise to the Tax-Related Items occurs may constitute a benefit to the Participant on which additional income tax and national insurance contributions may be payable. The Participant acknowledges that the Company or the Employer may recover any such additional income tax and national insurance contributions at any time thereafter by any of the means referred to in the Agreement. However, the Participant is primarily responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime.

2.

Exclusion of Claim. The Participant acknowledges and agrees that the Participant will have no entitlement to compensation or damages insofar as such entitlement arises or may arise from the Participant ceasing to have rights under or to be entitled to the Restricted Stock Units under the Plan, whether or not as a result of termination of employment (whether such termination is in breach of contract or otherwise), or from the loss of diminution in value of the Shares underlying the Restricted Stock Units. Upon the grant of the Restricted Stock Units, the Participant shall be deemed to have waived irrevocably such entitlement.

EXHIBIT A

Restrictive Covenants

The Participant covenants and agrees that while employed by Ceridian or any Subsidiary and for one (1) year following termination of Participant’s employment (whether initiated by Participant or Ceridian) (the “Non-Compete Period”), Participant shall not:

a.

directly or indirectly hire or solicit the employment or services of any then current employee of Ceridian or any Subsidiary (this restriction does not prevent (i) general solicitations to the public or (ii) providing employment references for people who are not seeking employment with Participant’s then current third-party employer);

b.

directly or indirectly solicit any then current customer of Ceridian or any Subsidiary for the purpose of selling or providing that customer any products or services that directly compete with the products or services of Ceridian or any Subsidiary; and/or

c.

work as an employee or consultant for, or beneficially own more than 5% of the equity or voting securities of, any company or entity that directly competes with Ceridian’s human capital management business.

During the Non-Compete Period, if Participant intends to seek any employment, consulting or ownership relationship that might violate these covenants, Participant shall provide Ceridian at least 30 days advance written notice of that intended change.  Ceridian may in its reasonable and sole discretion determine whether or not that intended change would violate these covenants, and shall promptly notify Participant of that determination.  In addition to Ceridian’s other remedies available under applicable law, the Restricted Stock Units will expire and be forfeited if the Participant breaches the restrictions in these covenants.